EXHIBIT 10.1

SENIOR PROMISSORY NOTE

$ 30,000.00 USD	November 18, 2016

FOR VALUE RECEIVED, the undersigned, Knight Knox Development Corp, a Nevada Corporation with an address at Kemp House, City Road London, England EC1V 2NX ("Maker"), unconditionally promises to pay to the order of Malibu Investments Limited. with an address at 28 Lower Leeson Street, Dublin 2 (“Holder”),or at such other place as may be designated in writing by the Holder, principal in the amount of $30,000.00 US dollars ($30,000.00), together with interest on the unpaid principal balance at the rate of ten percent (10%) per annum, said interest to accrue from the date hereof until the Maturity Date, and thereafter said interest will accrue at the Default Interest Rate (as provided herein) on any amounts not paid when due.

Principal and accrued interest shall either be payable in a lump sum on or before November 18, 2017 (the “Maturity Date”) or if prior, will automatically convert into the next private placement held by Knight Knox Development Corp., (assuming its acquisition of the Maker) by the Maturity Date. In the event of a conversion of this note into the proposed private placement, the full amount of principal, together with any interest accrued through the date of conversion shall be converted into the proposed private placement with a minimum investment of $500,000 at a 30% discount. All payments under this Note shall be in lawful money of USA, by wire transfer of immediately available funds.

In no event shall the interest and other charges in the nature of interest hereunder, if any, exceed the maximum amount of interest permitted by law and Holder will not hold more than 5% of the total issued and outstanding shares of Knight Knox Development Corp. Any amount collected in excess of the maximum legal rate shall be applied to reduce the principal balance.

All payments under this Note shall be applied first to late fees and costs, if any, second to interest then due, if any, and the balance to principal.

The Maker agrees to pay to the Holder all costs, expenses and reasonable attorney's fees incurred in the collection of sums due hereunder, whether through legal proceedings or otherwise, to the extent permitted by law.

This Note may be prepaid at any time, in whole or in part, without penalty or premium.

Commencing on the Maturity Date of this Note, or upon any default, all outstanding principal and other amounts shall bear interest at the rate of eighteen percent (18%) per annum (the “Default Interest Rate”) until repaid in full.

All outstanding principal and other amounts shall become immediately due and payable, without demand or notice, upon the occurrence of any one of the following events of default:

(a)	failure of the Maker to pay any amounts hereunder when due;

(b)	any misrepresentation or omission of or on behalf of Maker in connection with this loan;

(c)	insolvency or failure of Maker or any guarantor to generally pay its debts as they become due;

(d)	assignment for the benefit of creditors of, or appointment of a receiver or other officer for, all or any part of Maker's or any guarantor's property;

(e)	adjudication of bankruptcy, or filing of a petition under any bankruptcy or debtor's relief law by or against Maker;

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The Maker represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of The Republic Of Ireland and each jurisdiction where it conducts business, (b) the execution, delivery and performance of this Note have been duly authorized by all necessary corporate action, and when executed, this Note will constitute a valid and binding obligation of the Maker, enforceable against Maker in accordance with its terms, (c) the party executing this Note is duly authorized to do so, and (d) the proceeds of this Note will be used for the product development work agreed by the Maker and Holder.

The Maker expressly waives presentment, demand, notice, protest, and all other demands and notices in connection with this Note. No renewal or extension of this Note will release the liability of Maker. Maker may not assign or transfer this Note without prior written consent of Holder.

Failure of the Holder to exercise any right or option shall not constitute a waiver, nor shall it be a bar to the exercise of any right or option at any future time.

If any provision of this Note shall be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

This Note shall be governed by the laws of The Republic Of Ireland. The parties expressly waive any right they may have to a jury trial with respect to any claim arising out of or relating to this Note. The parties agree that any disputes arising out of or relating to this Note will be subject to resolution through arbitration.

IN WITNESS WHEREOF, this Promissory Note is executed on the day and year first above written.

Knight Knox Development Corp.

By:	/s/ Peter O’Brien
Name:	Peter O’Brien
Title:	President, CEO

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